Exhibit 99.1

NEWS RELEASE

For Immediate Release

date:

Aug. 8, 2006

contact:

Financial
Steve Cave
Director, Investor Relations
404 584 3801 (office)
678 642 4258 (cell)
scave@aglresources.com

Media
Robin Keegan
Manager, Media Relations
404 584 3946 (office)
404 783 1758 (cell)
rkeegan@aglresources.com

AGL RESOURCES CEO REITERATES COMMITMENT TO JEFFERSON ISLAND GAS STORAGE EXPANSION

ATLANTA - AGL Resources Inc. (NYSE: ATG) President and CEO John Somerhalder today reiterated the company’s commitment to the expansion of natural gas storage at its Jefferson Island Storage & Hub facility near Erath, La.

In response to a letter the company received late Monday from the staff of the Office of Mineral Resources of the Louisiana Department of Natural Resources (DNR), Somerhalder said: “We will be working to resolve the issues raised by DNR as quickly as possible to reduce whatever impact, including timing, this may have on our expansion plans at Jefferson Island.”

In the letter, the agency informed the company that the Office of Mineral Resources’ position is that the company’s mineral lease - necessary for salt extraction to create two new storage caverns - at Lake Peigneur, site of the

Jefferson Island Storage & Hub facility, has been terminated. DNR identified two areas of concern: (1) timeliness of the mining leasehold payment, and, (2) lack of mining operations for six months.

“We are fully committed to working with the state to resolve these important issues,” said Somerhalder. “This project is significant in terms of the economic development impact in Louisiana, and given the fuel supply and price issues affecting the entire nation, the continued expansion of natural gas storage capacity is critical.”

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 as well as No. 647 on the Fortune 1000 and No. 40 in the Fortune gas and electric utilities sector in 2006, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.